Alico Announces Acquisition of Citrus Marketing and Harvesting Company

Premier Fruit Harvesting And Marketing Company Allows Alico Diversity Of Operations Within The Citrus Industry

La Belle, Florida, February 13, 2006 -- Alico, Inc. (NASDAQ:ALCO), one of the South’s best-known agribusiness companies operating in Central and Southwest Florida, announced the purchase of the assets of Bowen Brothers Fruit Company, Inc., a citrus harvester and marketer, by its newly formed and wholly owned subsidiary Bowen Brothers Fruit, LLC for $1.9 million.

John R. Alexander, Chairman and Chief Executive Officer of Alico said, “We are very pleased to acquire the assets of Bowen Brothers Fruit Company, Inc., including the use of the name “Bowen Brothers”. Bowen Brothers has earned the reputation as one of the premier fruit marketing and harvesting companies in Florida. This acquisition should allow us to harvest our citrus crops in a timely manner and to expand this new capability. The purchase will assist Alico, through its subsidiary Bowen Brothers Fruit, LLC, to further diversify its operations through vertical integration within the citrus industry. I am also happy to report that Mr. Jim Shuford, longtime President of Bowen Brothers, has signed an employment agreement with Bowen Brothers Fruit, LLC, and will serve as the President of this new subsidiary. The assets purchased include a prime office location at a key intersection in downtown Winter Haven Florida. The operations of Bowen Brothers Fruit, LLC will continue to be headquartered at the Winter Haven facility.”

Bowen Brothers will continue to provide harvesting, marketing and risk mitigation services for the citrus operations of Alico, Inc., its subsidiaries, and other citrus growers statewide.

About Alico

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.

For Further Information Contact:  John R. Alexander
                                                                        La Belle, Florida
                                                                        (863) 675-2966

Some of the statements in this press release include statements about future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, which include references to expectations about future prospects are predictive in nature or depend upon or refer to future events or conditions which may not be achievable and, are subject to known, as well as, unknown risks and uncertainties that may cause actual results to differ materially from our expectations. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.